Execution Version

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SUMMIT MATERIALS, LLC
This Second Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Summit Materials, LLC (the “Company”) is entered into by Summit Materials Intermediate Holdings, LLC, as the sole member (the “Member”).
WHEREAS, the Company was formed on September 24, 2008 as Summit Materials Management Company, LLC, upon the filing of a Certificate of Formation with the Secretary of State of the State of Delaware, pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (the “Act”);
WHEREAS, the name of the Company was changed to Summit Materials, LLC on January 28, 2009, upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware, pursuant to Section 18-202 of the Act;
WHEREAS, Thomas W. Hill, Ted A. Gardner and Charles W. Goodyear IV have entered into that Limited Liability Company Agreement of the Company, dated as of February 20, 2009, with the Company (the “Original LLC Agreement”);
WHEREAS, the interests in the Company were contributed to Summit Material Holdings, L.P. (“Summit Holdings”) pursuant to that certain contribution agreement by and between Thomas W. Hill, Ted A. Gardner, Charles W. Goodyear IV, and Summit Holdings, dated as of August 25, 2009 (the “Amended and Restated LLC Agreement”);
WHEREAS, on or about December 19, 2011, all of the limited liability interests in the company were contributed by Summit Holdings to Summit Materials Holdings, LLC, which were then contributed by Summit Materials Holdings, LLC to the Member; and
WHEREAS, the Member, by execution of this Agreement, wishes to amend and restate the Amended and Restated LLC Agreement in its entirety pursuant to and in accordance with the Act, and hereby agrees as follows:
1.Name. The name of the limited liability company is Summit Materials, LLC.
2.    Filing of Certificates. The Member, as an authorized person within the meaning of the Act, shall execute, deliver and file all certificates (and any amendments and/or restatements thereof) required or permitted to be filed with the Secretary of State of the State of Delaware. The Member is authorized to execute, deliver and file any other certificates, notices or documents (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.
3.    Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.
4.    Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have and may exercise all the powers now or hereafter conferred by Delaware law on limited liability companies formed under the Act and all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 3.
5.    Principal Business Office. The principal business office of the Company shall be at such location as may hereafter be determined by the Member.
6.    Registered Office. The address of the registered office of the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.
7.    Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808.
8.    Member. The name and the mailing address of the Member is as follows:

Name	Address

Summit Materials Intermediate Holdings, LLC	c/o Summit Materials, LLC 1550 Wynkoop Street, 3rd Floor Denver, Colorado 80202

9.    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.
10.    Capital Contributions. The Member is deemed admitted as a member of the Company upon its execution and delivery of this Agreement.
11.    Additional Contributions. The Member is not required to make any capital contribution to the Company. However, the Member may voluntarily make capital contributions to the Company at any time. To the extent that the Member makes capital contributions to the Company, the Member shall cause such capital contributions to be reflected in the books and records of the Company.
12.    Allocation of Profits and Losses. For so long as the Member is the sole member of the Company, the Company’s profits and losses shall be allocated solely to the Member.
13.    Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or other applicable law.
14.    Management. In accordance with Section 18-402 of the Act, management of the Company shall be vested in the Member. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person. The Member has the authority to bind the Company.
15.    Officers. The Member may, from time to time as it deems advisable, select natural persons who are employees or agents of the Company and designate them as officers of the Company (the “Officers”) and assign titles (including, without limitation, President, Vice President, Secretary, and Treasurer) to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 15 may be revoked at any time by the Member. An Officer may be removed with or without cause by the Member.
16.    Other Business Opportunities. The Member and any person or entity affiliated with the Member may engage in or possess an interest in other business opportunities or ventures (unconnected with the Company) of every kind and description, independently or with others, including, without limitation, businesses that may compete with the Company. Neither the Member or any person or entity affiliated with the Member shall be required to present any such business opportunity or venture to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by it. Neither the Company nor any person or entity affiliated with the Company shall have any rights in or to such business opportunities or ventures or the income or profits derived therefrom by virtue of this Agreement, notwithstanding any duty otherwise existing at law or in equity. The provisions of this Section shall apply to the Member solely in its capacity as member of the Company and shall not be deemed to modify any contract or arrangement, including, without limitation, any noncompete provisions, otherwise agreed to by the Company and the Member.
17.    Exculpation and Indemnification.
(a)    Neither the Member nor any duly appointed officer of the Company shall be liable to the Company or any other person or entity who is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member or such officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or such officer by this Agreement (or by action of the Member acting in accordance herewith and the Act), except that any such officer shall be liable for any such loss, damage or claim incurred by reason of such Person’s gross negligence or willful misconduct.
(b)    To the fullest extent permitted by applicable law, the Member and any duly appointed officer of the Company shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member or such officer by reason of any act or omission performed or omitted by the Member or such officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or such officer by this Agreement (or by action of the Member acting in accordance herewith and the Act), except that any such officer shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by reason of such Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no member of the Company shall have personal liability on account thereof
18.    Assignments. The Member may at any time assign in whole or in part its limited liability company interest in the Company. If the Member transfers any of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. If a Member transfers all of its interest in the Company, such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.
19.    Resignation. The Member may at any time resign from the Company. If the Member resigns pursuant to this Section, an additional member shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.
20.    Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Member and upon such terms (including with respect to participation in the management, profits, losses and distributions of the Company) as may be determined by the Member and the additional persons or entities to be admitted.
21.    Dissolution.
(a)    The Company shall dissolve and its affairs shall be wound up upon the first to occur of: (i) the written consent of the Member, (ii) any time there are no members of the Company, unless the Company is continued in accordance with the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.
(b)    In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets or proceeds from the sale of the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.
22.    Benefits of Agreement; No Third-Party Rights. The provisions of this Agreement are intended solely to benefit the Member and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and the Member shall have no duty or obligation to any creditor of the Company to make any contributions or payments to the Company.
23.    Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.
24.    Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.
25.    Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.
26.    Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.
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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the 21st day of October, 2019.

SUMMIT MATERIALS INTERMEDIATE HOLDINGS, LLC

By: Summit Materials Holdings, LLC, its sole member

By: Summit Materials Holdings, L.P., its sole member

By: Summit Materials, Inc., its general partner

By:    /s/ Anne Lee Benedict_______________
Name: Anne Lee Benedict
Title: Executive Vice President, Chief Legal Officer and Secretary

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